EXHIBIT 99.1

BioCryst Receives Additional NIAID Funding to Advance Development of BCX4430 to Treat Hemorrhagic Fever Virus Diseases

RESEARCH TRIANGLE PARK, N.C., Aug. 13, 2014 (GLOBE NEWSWIRE) -- BioCryst Pharmaceuticals, Inc. (Nasdaq:BCRX) today announced that the National Institute of Allergy and Infectious Diseases (NIAID) has exercised additional options to conduct Phase 1 clinical human safety trials of an intramuscular formulation of BCX4430, as well as efficacy studies in non-human primates to assess effective dose ranges and dose schedules.

These options represent an additional $4.1 million to BioCryst in order to advance the development of BCX4430 as a treatment for hemorrhagic fever viruses. NIAID, part of the National Institutes of Health, granted a contract to BioCryst in September 2013 valued up to $22.0 million over five years, if all contract options are exercised. With these two additional options, approximately $13.5 million of funding has been awarded to date under the contract.

"The ongoing Ebola epidemic in West Africa emphasizes the urgent need for safe and effective antiviral agents for hemorrhagic fever virus diseases. With these additional funds, BioCryst can move forward with important non-human primate efficacy studies, an IND filing, and Phase 1 human trials of intramuscular BCX4430," said Dr. William P. Sheridan, Chief Medical Officer at BioCryst.  "We look forward to the body of evidence supporting BCX4430 evolving into a highly compelling package, enabling us to attract U.S. Government advanced development funding. This is critical so that a new drug application can be filed as quickly as feasible for this unique, broad spectrum antiviral."

This project will be funded in whole or in part with Federal funds from the National Institute of Allergy and Infectious Diseases, National Institutes of Health, Department of Health and Human Services, under Contract No. HHSN272201300017C.

About the BSAV Program & BCX4430

The objective of BioCryst's BSAV research program is to develop broad-spectrum parenteral and oral therapeutics for viruses that pose a threat to health and national security. The lead BSAV compound is BCX4430, an RNA dependent-RNA polymerase inhibitor that has demonstrated broad-spectrum activity against more than 20 RNA viruses in nine different families, including filoviruses, togaviruses, bunyaviruses, arenaviruses, paramyxoviruses, coronaviruses and flaviviruses. BioCryst is developing BCX4430 in collaboration with U.S. Government Agencies following the Animal Rule regulatory pathway.

About BioCryst Pharmaceuticals

BioCryst Pharmaceuticals designs, optimizes and develops novel small molecule drugs that block key enzymes involved in rare diseases. BioCryst currently has several ongoing development programs: oral inhibitors of plasma kallikrein for hereditary angioedema, including BCX4161 and several second generation compounds; peramivir, a viral neuraminidase inhibitor for the treatment of influenza, and BCX4430, a broad spectrum viral RNA polymerase inhibitor. For more information, please visit the Company's website at www.BioCryst.com.

Forward-Looking Statements

This press release contains forward-looking statements, including statements regarding future results, performance or achievements. These statements involve known and unknown risks, uncertainties and other factors which may cause BioCryst's actual results, performance or achievements to be materially different from any future results, performances or achievements expressed or implied by the forward-looking statements. These statements reflect our current views with respect to future events and are based on assumptions and are subject to risks and uncertainties. Given these uncertainties, you should not place undue reliance on these forward-looking statements. Some of the factors that could affect the forward-looking statements contained herein include: that BioCryst or its licensees may not be able to enroll the required number of subjects in planned clinical trials of its product candidates and that such clinical trials, may not be successfully completed; that the Company or its licensees may not commence as expected additional pre-clinical studies or human clinical trials may not be commenced as expected or such studies may not be successfully completed; that the FDA may require additional studies beyond the studies planned for product candidates, or may not provide regulatory clearances which may result in delay of planned clinical trials, or may impose a clinical hold with respect to such product candidate, or withhold market approval for product candidates; that the Company may not be able to obtain additional funding for BCX4430; that government funding or other contracts for BCX4430 may have certain terms and conditions, including termination provisions, that subject the Company to additional risks; that the Company may lose current funding for the program; that the Company may never file an IND for BCX4430; that its actual financial results may not be consistent with its expectations, including that 2014 operating expenses and cash usage may not be within management's expected ranges. Please refer to the documents BioCryst files periodically with the Securities and Exchange Commission, specifically BioCryst's most recent Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and current reports on Form 8-K, all of which identify important factors that could cause the actual results to differ materially from those contained in BioCryst's projections and forward-looking statements.

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CONTACT: Robert Bennett, BioCryst Pharmaceuticals, +1-919-859-7910